CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of

Oppenheimer Global High Yield Fund:

We consent to the use in this Registration Statement of Oppenheimer Global High Yield Fund, of our report dated November 4, 2011, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.

 /s/ KPMG LLP

     KPMG LLP

Denver, Colorado

November 4, 2011